Supplement no. 3 to prospectus dated December 11, 2006
and prospectus supplement dated December 11, 2006
Filed Pursuant to Rule 424(b)(7) of the Securities Act of 1933
Relating to Registration No. 333-139230
0.75% Convertible Senior Notes due 2011
1.00% Convertible Senior Notes due 2013
Common Stock
     This supplement no. 3 to the prospectus dated December 11, 2006 and prospectus supplement dated December 11, 2006 relates to the resale by certain selling securityholders of our 0.75% Convertible Senior Notes due 2011 and 1.00% Convertible Senior Notes due 2013, which we refer to as the notes, and the shares of our common stock issuable upon conversion of the notes.
     You should read this supplement no. 3 in conjunction with the following documents, which we refer to as the prior registration documents:
•	the prospectus dated December 11, 2006 which we refer to as the prospectus;

•	the prospectus supplement dated December 11, 2006, which we refer to as the prospectus supplement;

•	supplement no. 1 dated January 31, 2007 to the prospectus and the prospectus supplement; and

•	supplement no. 2 dated February 2, 2007 to the prospectus and the prospectus supplement.
This supplement no. 3 is not complete without, and may not be delivered or used except in conjunction with, the prior registration documents, including any amendments or supplements to them. This supplement no. 3 is qualified by reference to the prior registration documents, except to the extent that the information provided by this supplement no. 3 supersedes or supplements certain information contained in the prior registration documents.
     Investing in the notes and the common stock issuable upon conversion of the notes involves risk. See “Risk Factors” beginning on page S-4 of the prospectus supplement dated December 11, 2006.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this supplement no. 3 or the prior registration documents. Any representation to the contrary is a criminal offense.
     This supplement no. 3 constitutes the offer by the selling securityholders named below of $36,072,000 principal amount of our 0.75% Convertible Senior Notes due 2011, $44,172,000 principal amount of our 1.00% Convertible Senior Notes due 2013 and the shares of our common stock issuable upon conversion of those notes.
     The table under the caption “Selling Securityholders” beginning on page S-44 of the prospectus supplement (as previously amended and supplemented by the tables under the captions “Additional Selling Securityholders” and “Revised Information Regarding Selling Securityholders,” beginning on page 2 of each of supplements no. 1 and 2 to the prospectus and prospectus supplement) is hereby:
•	supplemented by adding the information regarding certain selling securityholders set forth in the table entitled “Additional Selling Securityholders” below; and

•	amended by replacing the information in any of the prior registration documents regarding the selling securityholders identified in the table entitled “Revised Information Regarding Selling Securityholders” below with the information set forth in the table entitled “Revised Information Regarding Selling Securityholders” below.

SELLING SECURITYHOLDERS
ADDITIONAL SELLING SECURITYHOLDERS
SELLING SECURITYHOLDERS
REVISED INFORMATION REGARDING SELLING SECURITYHOLDERS

     We prepared these tables based on information supplied to us by the selling securityholders named in the table below on or prior to March 22, 2007. Information about the selling securityholders may change over time.
     We have assumed for purposes of the tables below that the selling securityholders will sell all of the notes and all of the common stock issuable upon conversion of the notes pursuant to this supplement no. 3 and the prior registration documents, and that any other shares of our common stock beneficially owned by the selling securityholders will continue to be beneficially owned.
     Except as set forth in the prospectus supplement dated December 11, 2006 and below, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.
     The selling securityholders identified below may have sold, transferred or otherwise disposed of, pursuant to transactions exempt from the registration requirements of the Securities Act of 1933, as amended, all or a portion of their notes since the date on which they provided the information regarding their notes.
SELLING SECURITYHOLDERS
ADDITIONAL SELLING SECURITYHOLDERS

						Number of
						Shares of
			Principal		Number of	Common
	Principal		Amount of		Shares of	Stock	Natural
	Amount of	Percentage	2013 Notes		Common	Beneficially	Person(s)
	2011 Notes	of 2011	Beneficially		Stock	Owned	with
	Beneficially	Notes	Owned and	Percentage of 2013	Issuable that	After the	Voting or
Name of Selling	Owned and	Outstanding	Offered	Notes Outstanding	May Be	Offering	Investment
Securityholder(1)	Offered (USD)	(%)	(USD)	(%)	Offered(2)(3)	(4)	Power

Benchmark Select Managers Fund	500,000	*	500,000	*	52,295	—	Spencer Kornreich
Calyon S/A(++)(18)	—	—	10,000,000	1.0%	522,951	—	(5)
Elite Classic Convertible							Nathaniel Brown and
Arbitrage Ltd.	—	—	200,000	*	10,459	—	Robert Richardson
LibertyView Convertible Arbitrage Fund, LP(++)(19)	1,200,000	*	1,200,000	*	125,508	—	Spencer Kornreich
LibertyView Funds, LP(++)(19)	4,500,000	*	4,500,000	*	470,655	—	Spencer Kornreich
LibertyView Socially Responsible Fund, LP(++)(19)	500,000	*	500,000	*	52,295	—	Spencer Kornreich
Merrill Lynch, Pierce, Fenner & Smith, Inc.(+)	14,752,000	1.3%	18,592,000	1.9%	1,743,727	—	(5)
Trust D for a Portion of the Assets of The Kodak Retirement Income Plan	3,800,000	*	3,800,000	*	397,442	—	Spencer Kornreich

SELLING SECURITYHOLDERS
REVISED INFORMATION REGARDING SELLING SECURITYHOLDERS

									Number of
									Shares of
	Principal			Principal			Number of		Common
	Amount of			Amount of			Shares of		Stock	Natural
	2011 Notes		Percentage	2013 Notes		Percentage	Common		Beneficially	Person(s)
	Beneficially		of 2011	Beneficially		of 2013	Stock		Owned	with
	Owned and		Notes	Owned and		Notes	Issuable that		After the	Voting or
Name of Selling	Offered		Outstanding	Offered		Outstanding	May Be		Offering	Investment
Securityholder(1)	(USD)		(%)	(USD)		(%)	Offered(2)(3)		(4)	Power

Citigroup Global Markets Inc.(+)	5,000,000	(10)	*	4,020,000	(11)	*	471,701		—	(5)
FPL Group Employees Pension Plan	1,185,000	(6)	*	—		—	61,969	(7)	—	(5)
JP Morgan Securities Inc.(+)	19,500,000		1.8%	35,000,000	(12)	3.5%	2,850,082	(13)	—	(5)
Lehman Brothers Inc.(+)	6,500,000	(14)	*	18,000,000		1.8%	1,281,229	(15)	—	(5)
UBS Securities LLC(+)	9,480,000	(8)	*	27,500,000		—	1,933,872	(9)	—	(5)
Xavex Convertible										Nathaniel Brown and
Arbitrage 2 Fund	—		—	290,000	(16)	—	15,165	(17)	—	Robert Richardson

(*)	Less than one percent (1%).

(+)	The selling securityholder is a registered broker-dealer.

(++)	The selling securityholder is an affiliate of a registered broker-dealer.

(1)	Information concerning other selling securityholders will be set forth in additional supplements to the prospectus supplement from time to time, if required.

(2)	Assumes conversion of all of the selling securityholder’s Notes at a conversion rate of 52.2951 shares of Common Stock per $1,000 principal amount of the Notes upon maturity. This conversion rate is subject to adjustment as described in “Description of the Notes -Adjustment to Conversion Rate” above. As a result, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease in the future. Excludes shares of Common Stock that may be issued by us upon the repurchase of the debentures as described under “Description of the Notes — Repurchase at the Option of the Holder Upon a Change in Control” above and fractional shares. Securityholders will receive a cash adjustment for any fractional share amount resulting from conversion of the Notes, as described in “Description of the Notes — Conversion Rights” above.

(3)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act. The number of shares of Common Stock beneficially owned by each securityholder named above is less than 1% of our outstanding common stock calculated based on 899,166,214 shares of common stock outstanding as of March 22, 2007. In calculating this amount for each securityholder, we treated as outstanding the number of shares of common stock issuable upon conversion of that securityholder’s Notes, but we did not assume conversion of any other securityholder’s Notes.

(4)	For purposes of computing the number and percentage of Notes and shares of common stock to be held by the selling securityholders after the conclusion of the offering, we have assumed for purposes of this table above that the selling securityholders named above will sell all of their Notes and all of the common stock issuable upon conversion of their Notes offered by this prospectus, and that any other shares of our Common Stock beneficially owned by these selling securityholders will continue to be beneficially owned.

(5)	Selling securityholder files periodic reports pursuant to the 1934 Securities Act or is an affiliate thereof.

(6)	This amount reflects an increase of $145,000 from the amount of 2011 Notes previously listed for this selling securityholder in the prospectus supplement.

(7)	This amount reflects an increase of 7,582 from the number of shares previously listed for this selling securityholder in the prospectus supplement.

(8)	This amount reflects an increase of $175,000 from the amount of 2011 Notes for this selling securityholder in the supplement no. 1 dated January 31, 2007 to the prospectus supplement.

(9)	This amount reflects an increase of 9,151 from the number of shares previously listed for this selling securityholder in the supplement no. 1 dated January 31, 2007 to the prospectus supplement.

(10)	This amount is in addition to the number of 2011 Notes previously listed for this selling securityholder in the prospectus supplement.

(11)	This amount is in addition to the number of 2013 Notes previously listed for this selling securityholder in the prospectus supplement.

(12)	This amount reflects an increase of $800,000 from the amount of 2013 Notes previously listed for this selling securityholder in the supplement no. 1 dated January 31, 2007 to the prospectus supplement.

(13)	This amount reflects an increase of 41,836 from the number of shares previously listed for this selling securityholder in the supplement no. 1 dated January 31, 2007 to the prospectus supplement.

(14)	This amount reflects an increase of $5,500,000 from the amount of 2011 Notes previously listed for this selling securityholder in the supplement no. 1 dated January 31, 2007 to the prospectus supplement.

(15)	This amount reflects an increase of 287,623 from the number of shares previously listed for this selling securityholder in the supplement no. 1 dated January 31, 2007 to the prospectus supplement.

(16)	This amount reflects an increase of $60,000 from the amount of 2013 Notes previously listed for this selling securityholder in the prospectus supplement.

(17)	This amount reflects an increase of 3,137 from the number of shares previously listed for this selling securityholder in the prospectus supplement.

(18)	This selling securityholder is a wholly owned subsidiary of Credit Agricole S/A, a French company not required to file reports with the SEC.

(19)	The General Partner of this selling securityholder is Neuberger Berman, LLC, a registered broker-dealer. The shares were purchased for investment in the ordinary course of business and at the time of purchase, there were no agreements or understandings, directly or indirectly, with any person to distribute the shares.
       Only selling securityholders that beneficially own the securities set forth opposite their respective names in the foregoing tables (including the tables included in the prospectus supplement and supplements thereto) may sell such securities under the registration statement. Prior to any use of this supplement no. 3 in connection with an offering of the notes and/or the underlying common stock by any holder not identified above, the prospectus dated December 11, 2006 and the prospectus supplement dated December 11, 2006 will be supplemented to set forth the name and other information about the selling securityholder intending to sell such notes and the underlying common stock.
The date of this supplement no. 3 is March 23, 2007